Exhibit 4.2

TOPICAL INTERFERON ALPHA-2b GMP PROCESS DEVELOPMENT, SCALE UP AND
CLINICAL SUPPLIES MANUFACTURING AGREEMENT

BETWEEN

HELIX BIOPHARMA CORP.

AND

CONTRACT PHARMACEUTICALS LIMITED NIAGARA

April  _3__, 2008

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS “* * *”, AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PROJECT OPTIMIZATION, SCALE UP AND GMP MANUFACTURING AGREEMENT

THIS AGREEMENT is made as of April _3__, 2008 (the “Effective Date”)

BY AND BETWEEN:

Helix BioPharma Corp., a corporation organized and existing under the laws of Canada, with its principal offices located at 305 Industrial Parkway South, Unit 3, Aurora, Ontario, L4G 6X7, (hereinafter referred to as “Helix”)

and

Contract Pharmaceuticals Limited Niagara, a corporation organized and existing under the laws of Delaware, with a place of business located at 100 Forest Avenue, Buffalo, New York, 14213 - 1091 (hereinafter referred to as “CPL”)

(each, a Party and together the Parties).

WHEREAS CPL and Helix intend that the terms and conditions of this Agreement shall govern the general manufacturing process development, scale-up and the GMP manufacturing of clinical supplies of Helix’s Topical Interferon Alpha-2b (also referred to as Interferon Alpha-2b Cream).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CPL and Helix agree as follows:

ARTICLE 1 DEFINITIONS AND SCHEDULES

1.1	Definitions
The following capitalized terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement, including the Schedules hereto:

Actual & Reasonable, in relation to acquisition or other costs incurred by CPL, means, in the case of property acquired by CPL from, or costs incurred to, an arm’s length Third Party, CPL’s actual acquisition cost of such property or actual costs incurred, and in the case of property acquired by CPL from, or costs incurred to, a non-arm’s length Third Party or a person, firm, corporation or other entity or individual which is not a Third Party, the lesser of CPL’s actual acquisition or other costs and the fair market value of the property or other consideration acquired or rendered in consideration of such costs.

Affiliate means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term control means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, resolution or otherwise.

Batch means a specific quantity of Product produced pursuant to a CPL Estimate.

Production Record means all of the documentation associated with the production of a given Batch, including the manufacture, testing, packaging, storage, and labeling of such Batch.  This documentation shall include: (a) all manufacturing batch documents and packaging batch documents referred to in the Quality Assurance Agreement or otherwise pertaining to the Batch; (b) any change control documents, deviation reports and other quality investigation reports; and (c) CPL's  Certificate of cGMP Compliance.

Certificate of cGMP Compliance means, for each clinical Batch and each Batch produced for stability testing, a document prepared by CPL in form and substance reasonably satisfactory to Helix:

(a)	listing the manufacturing date, unique Batch number, and quantity of Product in such Batch,
(b)	certifying that such Batch was manufactured in accordance with the Master Formula, the Master Packaging Formula / Procedure and cGMP;
(c)	certifying that all required quality assurance investigations are completed and listing the same; and
(d)	certifying that the Batch meets all CPL Specifications and cGMP quality control requirements.

Confidential Information means Helix Confidential Information or CPL Confidential Information, as the context requires.

cGMP or GMP shall mean the good manufacturing practices as required by the FD&C Act and regulations thereunder, including without limitation, applicable requirements of the U.S. Code of Federal Regulations 21 CFR Parts 210 and 211 and all FDA policies, or guidelines in effect at a particular time, for the manufacture and testing of pharmaceutical materials as applied to bulk pharmaceuticals, and the corresponding requirements of each Regulatory Authority.

CPL Confidential Information means all technical and other information, whether patented or unpatented, relating to the CPL Facility or CPL processes (including General Process Improvements), methods, operations, technologies, forecasts and business information, that is disclosed or supplied to, or used on behalf of, Helix by CPL pursuant to this Agreement, or of which Helix may become aware through the presence of their employees or agents at CPL offices or at the CPL Facility, including, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans and information and facility layout and schematics, but does not include the Helix Confidential Information.  Notwithstanding the foregoing, CPL Confidential Information shall not include any information that:

(i)	is known publicly or hereafter becomes known publicly through no fault of Helix, its Affiliates or agents;

(ii)	becomes available to Helix from a Third Party which is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from Helix;

(iii)	was developed by Helix independently of information obtained from CPL as evidenced by written records;

(iv)	was already known to Helix before receipt from CPL, as shown by its prior written records, provided that such information was not acquired directly or indirectly from CPL; or

(v)	is released with the prior written consent of CPL hereunder.

In the event any CPL Confidential Information has entered the public domain, only that portion of said Confidential Information that has become public shall be excluded under this definition and portions remaining confidential shall retain their status as CPL Confidential Information.

CPL Estimates means the CPL Estimates #0542 to 0542-7 Rev-1 dated November 2, 2007 and attached hereto as Schedule A, and any other quotations developed and issued by CPL and approved by Helix from time to time relating to the manufacture of Product pursuant to this Agreement.

CPL Facility means the manufacturing facility owned and operated by CPL at 100 Forest Avenue, Buffalo, New York.

CPL Intellectual Property means all Intellectual Property owned or controlled by CPL.

CPL Specifications means the CPL Raw Material specifications, the CPL packaging materials specifications, the CPL bulk product specifications and the CPL finished product specifications all as referred to in the Quality Assurance Agreement and as approved by Helix or by PDL on behalf of Helix.

EMEA means the European Agency for the Evaluation of Medicinal Products, or any successor agency.

FDA means the United States Food and Drug Administration, or any successor agency thereto.

FD&C Act shall mean the United States Federal Food, Drug and Cosmetic Act and regulations thereunder, as amended from time to time.

Force Majeure Event has the meaning set forth in Section 18.1.

Governmental Authority means any:

(a)	nation, province, county, city, town, village, district or other jurisdiction of any nature,
(b)	federal, provincial, local, municipal, foreign or other government,
(c)
governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal, including an arbitral tribunal, such as EMEA and Health Canada as are described in this Agreement),

(d)	multi-national organization or body, or
(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power of any nature.

Health Canada shall mean the Canadian Federal government department known as Health Canada or its successor agency.

Helix Confidential Information means, but is not limited to, the Product, all Helix Records, and all clinical data and information, business plans, regulatory and product strategies and all technical and other information, whether patented or unpatented, relating to the products, processes, test methods, operations, technologies, forecasts and business information of Helix or any of its Affiliates that is disclosed or supplied to CPL by or on behalf of Helix or any of its Affiliates pursuant to this Agreement or that is Intellectual Property owned by Helix as referred to in Section 10.1, or information of which CPL may become aware of through the presence of its employees or agents at the offices or facilities of Helix or any of its Affiliates or at facilities that manufacture the Product, including, without limitation, trade secrets, know-how, processes, concepts, experimental, analytical and test methods and results, and business and scientific plans and information and facility layout and schematics.  Notwithstanding the foregoing, Helix Confidential Information shall not include any information that:

(i)	is known publicly or hereafter becomes known publicly through no fault of CPL, its Affiliates or agents;

(ii)	becomes available to CPL from a Third Party which is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from CPL;

(iii)	was developed by CPL independently of information obtained from Helix as evidenced by written records;

(iv)	was already known to CPL before receipt from Helix, as shown by its prior written records, provided that such information was not acquired directly or indirectly from CPL; or

(v)	is released with the prior written consent of Helix hereunder.

In the event any Helix Confidential Information has entered the public domain, only that portion of said Confidential Information that has become public shall be excluded under this definition and portions remaining confidential shall retain their status as Helix Confidential Information.

Helix Intellectual Property means any Intellectual Property owned or controlled by Helix, and shall include, but not be limited to, the Helix Confidential Information.

Helix Records means all Records as defined in section 6.3, other than those that relate specifically to the CPL Confidential Information.

INDA shall mean an Investigational New Drug Application, as defined in the FD&C Act.

Intellectual Property means all Patents and other Patent rights, copyrights, trade secrets, know-how, processes and all other intellectual property rights, including all applications and registrations with respect thereto, and  all information, data, concepts, designs, processes, software, algorithms, inventions, and all relevant documents, instruments and other records, whether or not the subject, or capable of being the subject, of patent, copyright, industrial, trade secret, trademark or other forms of protection, and includes all trademarks, trade names, service marks, logos and other corporate identifiers.

Manufacturing Process means the production process for the manufacture of Product pursuant to this Agreement, as described in the Master Formula, as such process may be changed from time to time in accordance with this Agreement.

Master Formula means the document approved by Helix or PDL in writing, that defines the manufacturing methods, test methods, materials, and other procedures, directions and controls associated with the manufacture and testing of Product. The Master Formula shall also include or be deemed to incorporate by reference, without limitation, such information as materials specifications, in process and final Product sampling standards and specifications, equipment and instrumentation specifications and CPL’s standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing.

Master Packaging Formula / Procedure means the document, approved by Helix or PDL in writing, that defines the filling and packaging methods, test methods, materials, and other procedures, directions and controls associated with the filling, packaging and testing of Product.  The Master Packaging Formula /

Procedure shall also include or be deemed to incorporate by reference, without limitation, such information as materials specifications, in process and final Product sampling standards, equipment and instrumentation specifications and CPL’s standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing.

Non-Conforming Product or non-conforming means Product or similar material that fails to conform to all of the warranties set forth in Section 11.1 or Product or similar material that was manufactured at a time when the CPL Facility failed to conform to the warranties set forth in Section 11.2.

Patents shall mean, with respect to an invention, any patent or patent application, and any patent issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations and continuations-in-part thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to any such patent, all to the extent the foregoing contain claims covering such invention.

PDL means PharmaDerm Laboratories Ltd., a wholly-owned subsidiary and agent of Helix for purposes of this Agreement.

Process Improvements has the meaning set forth in Section 10.3.

Product means Helix’s Topical Interferon Alpha-2b, and includes the developmental batch, clinical batch (placebo), clinical batch (active) and Stand Alone Independent Active Batch referred to in the CPL Estimates, or any other batch hereinafter contemplated, whether placebo or active, for Helix’s planned clinical trials.

Quality Assurance Agreement means the Quality Assurance Agreement between CPL and PDL, as agent for Helix, which is attached as Schedule B hereto and hereby incorporated into this Agreement by reference.

Raw Materials means all materials, including without limitation, raw materials and packaging components, acquired by CPL for use in manufacturing the Product or performing the Services under this Agreement.

Records has the meaning set forth in Section 6.3.

Regulatory Authority or Regulatory Authorities means the FDA, EMEA or Health Canada, or all of the foregoing, as the case requires.

Regulatory Filing means any or all applications, correspondence or petitions, to Regulatory Authorities in connection with the development, testing, manufacture or sale of Product, or modifying or supplementing existing filings and subsequent amendments and supplements thereto, including any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the manufacture, testing, sale or distribution of the Product under this Agreement.

Regulatory Requirements means:

(a)	obtaining and maintaining any and all permits, licenses, filings and certifications required by the Regulatory Authorities,
(b)	compliance with the cGMP applicable to any manufacturing or processing activities hereunder or the CPL Facility or other facilities at which any of the Manufacturing Process is performed, and

(c)
any laws, rules, guidelines, regulations, guidance, points to consider documents and standards of any Governmental Authority, that apply to the activities to be carried out under the CPL Estimates or to the CPL Facility or other facilities at which any of the Manufacturing Process is performed.

Services has the meaning set forth in Section 2.1

Subcontractor means any independent entity that CPL contracts with to perform any services or meet any obligations that are required under the terms and conditions of this Agreement.

Term means the term of five (5) years commencing on the Effective Date, unless terminated sooner pursuant to the terms of this Agreement.

Third Party means any party other than Helix, CPL, their respective Affiliates and their respective directors, officers, employees and agents.

1.2	Schedules
The following Schedules are attached hereto and incorporated into this Agreement by reference:

Schedule A – CPL Estimates
Schedule B – Quality Assurance Agreement
Schedule C -- Estimated Timelines

In the event of a conflict between the provisions of the body of this Agreement and the provisions of a Schedule, the provisions of the body of this Agreement shall prevail.

ARTICLE 2 THE SERVICES

2.1	The Services
CPL agrees to provide to Helix the services (the “Services”) described in the CPL Estimates, the services described in the Quality Assurance Agreement as being the responsibility of CPL, and otherwise as set forth herein, and such other services as the parties may agree upon from time to time, PROVIDED HOWEVER that CPL shall not render any Services described in or related to a CPL Estimate unless and until Helix notifies CPL to do so in writing by submitting a written purchase order for such Services to CPL.  Upon such notification, CPL shall use commercially reasonable efforts to commence and complete the applicable Services within the time frame set out by Helix in its notification, or within such other time frame as the parties may otherwise agree upon.  The Parties acknowledge that the timing and results of the Services can not be guaranteed and hereby agree that reasonable deviations shall not be deemed a failure to adequately perform the Services.

It is understood and agreed that Helix may require the Services described in or related to any or all of Estimates 0542 through 0542-4 to be repeated or modified from time to time, in Helix’s discretion, and that CPL will duly perform such Services each time Helix notifies CPL that it wishes the Estimate repeated.  Helix shall pay CPL the price identified in the applicable Estimate for each Service repeated pursuant to this provision.  In the event an Estimate requires modification, CPL shall issue a new quotation for approval to Helix and Helix shall pay the approved revised price for Services related to each new quotation.

Specifically, it is Helix’s intention to require CPL to:

(a)	Initially commence the necessary packaging line improvements, storage facility preparations and equipment procurement, installation and qualification per CPL Estimates #0542-5, 0542-6 and 0542-7;
(b)
Thereafter, produce a Small Scale Development (Placebo) Batch per CPL Estimate #0542.  If necessary, Helix may require CPL to produce successive additional Small Scale Development (Placebo) Batches per CPL Estimate #0542 until Helix indicates that it is satisfied with the resultant Product quality.

(c)
Thereafter, produce Small Scale Clinical Batches (Placebo), Small Scale Clinical Batches (Active) per CPL Estimate #0542-1, 0542-2 and, if necessary, Stand Alone Independent Active Batches per CPL Estimate 0542-3.  In parallel with these activities, CPL shall develop and implement the necessary cleaning validation processes per CPL Estimate #0542-4.  The parties acknowledge that these batches are intended to be used for clinical testing in humans, for which CPL may be required to produce successive clinical batches per CPL Estimates #0542-1, 0542-2 and, if necessary, 0542-3 to support multiple clinical trials and/or to furnish fresh Product through the course of any given trial depending on Product expiration dates.

Schedule “C” attached sets forth Helix’s estimated timelines for the CPL Estimates set forth in Schedule “A”.   CPL confirms that these timelines are reasonable and that it expects to be able to fully perform the Services within such timelines.

For greater certainty, Helix has no obligation to notify CPL to provide any Services, or, if Helix has so notified CPL in respect of a particular CPL Estimate, no obligation to notify CPL to provide any Services described in or related to any other CPL Estimate.

Notification to CPL to provide any Services will come from Helix in the form of a written purchase order for Product or Services consistent with a CPL Estimate.

2.2	Service Standard
CPL will provide the Services with due care and diligence, and, without limiting the generality of the foregoing, in accordance with (i) this Agreement; (ii) all applicable Regulatory Requirements; (iii) the  Quality Assurance Agreement; (iv) cGMP; and (iv) accepted industry standards.

2.3	Quality Assurance Agreement
The Quality Assurance Agreement specifies certain services, including certain testing, storage, release, cGMP, regulatory and other quality assurance requirements to be performed by CPL as part of the Services, all of which shall be deemed a material part of this Agreement.

2.4	Additional Services
CPL will use reasonable commercial efforts to accommodate any request which Helix may make for services not contemplated at the date hereof, and should CPL and Helix agree upon the provision and pricing of such services, such additional services shall be deemed to form part of the Services hereunder and shall be governed by the provisions of this Agreement.

2.5	Helix Personnel on Site
From time-to-time and upon reasonable advance notice, Helix may designate selected Helix personnel to be present at the CPL Facility during the execution of the Services.  CPL shall allow such designated personnel access to those portions of the CPL Facility where Services are conducted for the purposes contemplated in this Agreement, provided that the Helix personnel are accompanied by CPL staff and comply with all applicable rules, protocols and safety measures at all times while they are present at the CPL Facility.

2.6	Dispute Resolution.
In the event of a disagreement or decision-deadlock between the Parties as to any material matter within the scope of this Agreement, or matters that a Party considers to be, or potentially cause, a breach of a material term hereunder, or matters requiring the consent or agreement of both Parties, the Parties will diligently and in good faith seek to resolve the matter in dispute, and each Party shall act diligently and in good faith in seeking to resolve the matter. In the event that no mutual agreement is reached by the Parties, neither Party shall incur any liability to the other Party solely as a result of failing to resolve a disagreement or decision-deadlock under this 2.6.

2.7	Approval of Subcontracting
CPL shall not have the right to subcontract, sublicense or otherwise delegate all or any portion of its obligations under this Agreement without Helix's prior written approval. Notwithstanding the foregoing, CPL may propose certain pre-defined, non-essential or routine tasks that CPL desires to subcontract out, and Helix will review and reasonably approve CPL to subcontract any or all of such tasks to the Subcontractors of CPL's choosing. To the extent such approvals are granted, CPL shall

(i)	fully qualify each such Subcontractor, and Helix shall have the right to participate in such qualification process;

(ii)	ensure that all such qualified Subcontractors comply with the provisions of this Agreement, including, but not limited to, the confidentiality provisions; and

(iii)	be responsible for each such Subcontractors performance hereunder (including, without limitation, any breach of this Agreement by such Subcontractor), as if CPL were itself performing such activities.

ARTICLE 3 PRICING AND PAYMENT

3.1	Estimates
Subject to section 3.3, the parties agree that the price set out in each CPL Estimate includes compensation for all Services to be rendered by CPL in connection with such Estimate, including all Services as set out in the Quality Assurance Agreement, excepting only stability testing Services which shall be priced separately at a price to be agreed upon between the Parties.

3.2	Invoicing and Payment
CPL may invoice Helix for the price set out in an Estimate at anytime on or after CPL’s completion of all Services to be rendered in connection with such Estimate, excepting only Services to be performed or which may be required following release of finished Product, for which CPL shall continue to remain responsible (such as, without limitation, Services related to shipping, product recall, sample retention, document retention, and investigation of clinical complaints).  Invoices so rendered by CPL will be paid by Helix within thirty (30) days of receipt.   Invoices relating to Services for the production of a Batch will reference the Helix purchase order number, the corresponding CPL Estimate number, and the Batch or lot number and will be supported by a copy of, or reference to, the appropriate Production Record.

3.3	Capital Requirements
The capital requirement pricing estimates set out in Schedule “A” are estimates of equipment cost only and the actual cost shall be approved and paid for directly by Helix with the vendor, pursuant to section 10.7.  Any applicable acceptance testing and/or qualification costs will be quoted and invoiced separately.

 ARTICLE 4 DELIVERIES

4.1	Delivery Responsibilities
Delivery responsibilities are as set out in the Quality Assurance Agreement.  The delivery date for each batch of Product shall be commercially reasonably determined by Helix.

Delivery of any Product shipped from CPL shall be FCA CPL (i.e. the loading dock at CPL’s Facility) to Helix or Helix’s designee in accordance with applicable law.  Freight, duty, taxes, and insurance shall be for the account of Helix, and title and the risk of loss, delay, damage in transit shall be passed to Helix upon delivery to Helix’s or Helix’s designee’s designated carrier.  CPL shall package the Product for shipment in accordance with its customary practices therefore, unless otherwise specified in writing by Helix, in which event any extra reasonable cost incurred by CPL on account of changes requested by Helix will be incorporated into the price of Product CPL charged to Helix.  CPL shall include the following for each shipment of Product: (a) the purchase order number; (b) the lot and batch numbers; (c) the quantity of Product; and (d) the Certificate of cGMP Compliance.

ARTICLE 5 COMPLIANCE AUDITS

5.1	Manufacturing Audits
Helix shall have the right to perform, directly or through its representatives, certain manufacturing compliance audits as set forth in the Quality Assurance Agreement, or as otherwise agreed in writing by CPL and Helix from time to time.  Helix shall be responsible for all Third Party costs of all compliance audits.

ARTICLE 6 RECORDS AND REGULATORY MATTERS

6.1	Permits
CPL shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses and other Regulatory Requirements as are required by Governmental Authorities in order for CPL to perform all of its obligations under this Agreement.

6.2	Compliance with cGMP
CPL shall monitor and maintain reasonable records respecting its compliance with cGMP, including those referenced in the Quality Assurance Agreement, or as Helix may otherwise reasonably request from time to time.   CPL further agrees to comply with any and all corrective actions mutually agreed to by the Parties pursuant to any audit performed pursuant to section 5.1.

6.3	Access to Records
CPL shall maintain all records required by the terms and conditions of the Quality Assurance Agreement, or as Helix may otherwise reasonably request from time to time. Helix shall have access, on reasonable prior written notice, and the right to duplicate and use all documents, information, batch records, or other records otherwise prepared or compiled and associated with the Services or undertaken pursuant to, or required by, this Agreement (collectively referred to as the “Records”), and CPL shall provide Helix with copies of the foregoing upon request. CPL shall make such Records available to Helix and, subject to section 15.2. Helix may use the information contained in the Records as it sees fit, including the disclosure of such information to third parties. CPL will notify Helix before destroying any Records developed under this Agreement and Helix retains the option of having the Records delivered to Helix.   All Helix Records shall be maintained by CPL in confidence and shall only be disclosed in accordance with this Agreement.

6.4	Record Maintenance
CPL will maintain adequate and accurate Records in order to ensure the Products’ development and manufacturing activities are documented in compliance with applicable Regulatory Requirements.

6.5	Accurate Documentation
Each Party shall use diligent efforts to ensure all Records and documentation provided to the other Party in connection with the Services shall be accurate in all material respects, as more precisely described in the Quality Assurance Agreement, or as otherwise agreed in writing by CPL and Helix.

6.6	Claims and Complaints
Helix shall have responsibility for reporting any complaints relating to the Product to Regulatory Authorities, including, but not limited to, complaints relating to the manufacture of the Product and adverse drug experience or event reports in accordance with the terms and conditions of the Quality Assurance Agreement, or as otherwise agreed in writing by CPL and Helix. Helix shall pay CPL for all Actual & Reasonable costs and expenses incurred by CPL  in connection with any assistance that CPL provides with respect to such reporting, except in the event and to the extent that such complaints are directly attributable to CPL's breach of the warranties set forth in Sections 11.1 and 11.2.

6.7	Regulatory Communications and Correspondence
Any and all communications from and to Regulatory Authorities related to this Agreement or the Services hereunder shall be handled as agreed in writing by CPL and Helix.

6.8	New Regulatory Requirements
Either party shall promptly notify the other party new Regulatory Requirements of which it obtains actual knowledge and which are relevant to the Services under this Agreement and which are required by the FDA, other applicable Regulatory Authority, or other applicable laws or governmental regulations and the parties shall confer with each other with respect to the best means to comply with such requirements.

6.9	Manufacturing Records and Maintenance
CPL shall prepare and maintain all manufacturing records, certificates, authorizations, data and other records that directly or indirectly pertain to the manufacture of the Product, as further set forth in the Quality Assurance Agreement or as otherwise agreed in writing by CPL and Helix.

6.10	Cooperation in Obtaining Government Approvals
As set forth in the Quality Assurance Agreement, or as otherwise agreed to in writing by CPL and Helix, at Helix's request, CPL shall provide Helix with such existing documents and information (or copies thereof) held by CPL to assist Helix in securing and maintaining Regulatory Authority approvals for the Product. In addition, CPL shall provide Helix with such information as is reasonably requested in writing by Helix relating to the Manufacturing Process, the Master Formula, the Master Packaging Formula / Procedure, the CPL Services performed under this Agreement or other Product-related documentation. Any Helix requests for documents or other work product that do not exist as of the date of such request and are not otherwise required by this Agreement, including the CPL Estimates or Quality Assurance Agreement, or any other substantive requests for assistance in compiling any Regulatory Filing shall be conducted at Helix’s expense.

6.11	Ownership of Regulatory Filings
Helix shall prepare, maintain, share with CPL as appropriate, and be the sole owner of all applicable or relevant Regulatory Filings and all governmental approvals granted by any Regulatory Authority with respect to the Product, including all copyright and CPL waives all moral rights therein.

6.12	Safety and Efficacy Claims
CPL shall promptly notify Helix of any information or notice of which it becomes aware concerning the safety or efficacy claims of the Product, including, without limitation, any threatened or pending action by any Regulatory Authority. Helix shall be responsible for handling all complaints and communications from Regulatory Authorities with respect to the Product. CPL shall cooperate in resolving such complaints and responding to such communications to the extent they pertain to Product and are reasonably requested by Helix in connection therewith. Helix shall pay CPL for all Actual & Reasonable costs and expenses incurred by CPL in connection with the performance of CPL's obligations under this Section 6.12 except in the event and to the extent that such complaints or communications are directly attributable to CPL's breach of the warranties set forth in Sections 11.1 and 11.2.

6.13	Accident Reports
Each Party shall report to the other as soon as possible all material accidents related to the manufacture, handling, use or storage of any Raw Materials or Product, including, without limitation:

(a)	accidents resulting in significant personal injury requiring more than first aid treatment,

(b)	accidents resulting in chronic illness or loss of consciousness,

(c)	accidents resulting in material property damage,

(d)	accidents resulting in material environmental release, and

(e)	accidents that result in regulatory, safety, health or environmental audits.

ARTICLE 7 QUALITY ASSURANCE; QUALITY CONTROL; VALIDATION

7.1	Responsibility for Quality Assurance and Quality Control
Responsibility for quality assurance and quality control of Product shall be allocated between Helix and CPL as set forth in the Quality Assurance Agreement and in those CPL standard operating procedures which have been agreed upon in writing by Helix and CPL from time to time.

7.2	Validation of CPL Facility; Utilities and Equipment
CPL shall maintain cGMP validation status of the CPL Facility, as well as the utilities and equipment used in the manufacture of Product at the CPL Facility, and shall make relevant validation reports applicable thereto (edited, if deemed necessary by CPL, to remove information not related to the manufacture of Product) available to Helix for review at CPL's Facility, at Helix's reasonable request.

ARTICLE 8 NON-CONFORMANCE

8.1	Non-Conformance
Helix may reject any Product on the ground that it is non-conforming by giving written notice thereof to CPL (an “NC Notice”) within sixty (60) days after the Delivery Date for such Product. Such written notice shall specify the manner in which such Product fails to conform to the warranties set forth in Sections 11.1 and 11.2 and shall be accompanied by any test results or reports evidencing such non-conformity.  For a period of twenty-one (21) days following CPL’s receipt of an NC Notice, the Parties shall diligently and in good faith seek to reach agreement on whether a nonconformity exists and, if so, whether such nonconformity was caused by CPL’s breach of the warranties set forth in Sections 11.1 and 11.2.

8.2	No CPL Liability for Non-Conforming Product
If it is determined by agreement of the Parties  that either: (i) there is no nonconformity, or (ii) there is nonconformity but the nonconformity was not caused by CPL's breach of the warranties set forth in Sections 11.1 and 11.2 and CPL shall have no liability to Helix with respect thereto.

8.3	CPL Liability for Non-Conforming Product; Replacement
If it is determined by agreement of the Parties that any nonconformity claimed by Helix pursuant to Section 8.1 was caused by CPL's breach of any warranty set forth in Section 11.1 or 11.2, CPL shall replace such Non-Conforming Product with conforming Product at CPL’s sole expense within such timeframe as Helix may reasonably require.  For greater clarity, it is understood by the Parties that under such circumstances CPL shall bear the expense of the non-conforming Product and Helix shall bear the expense of the conforming replacement Product.

8.4	Cooperation in Investigations; Disposition of Non-Conforming Product
If Helix desires to make a claim against CPL with respect to and causing the rejection of a Batch of Non-Conforming Product pursuant to Section 8.1, Helix agrees that it shall not dispose of or allow such Product to be disposed of without written authorization and instructions from CPL either to dispose of or return to CPL such Non-Conforming Product. Upon written request by Helix, CPL agrees promptly to give Helix such authorization and instructions within a reasonable period of time. Each Party shall act in good faith and shall cooperate with the other Party and with any Third Party or arbitrator appointed pursuant to Section 8.5 in connection with an investigation as to the existence of or source of any Non-Conforming Product supplied under this Agreement. At the request of Helix, CPL will provide all Non-Conforming Product to Helix at a price (including shipping and delivery expenses) to be agreed upon between the Parties and in accordance with the delivery terms set forth in Section 3 hereof.  Helix may make whatever further use of such Non-Conforming Product as it shall determine; provided, however, that Helix agrees that:

(a)	such Non-Conforming Product shall not be used in humans, and

(b)	the warranties provided in Sections 11.1 and 11.2 of this Agreement shall not apply to such Non-Conforming Product.

CPL shall dispose of any Non-Conforming Product returned by Helix in accordance with all relevant Regulatory Requirements for such disposal, at CPL's expense, if CPL was liable for such Non-Conforming Product in accordance with Section 8.3 and at Helix's expense if CPL was not liable for such Non-Conforming Product in accordance with Section 8.2.

8.5	Third Party / Arbitration
In the event the parties are unable to come to an agreement within 21 days of the date Helix first gave notice to CPL under Section 8.1, the matter may be referred by either Party to a mutually acceptable, qualified and independent Third Party whose fees shall be paid by the non-prevailing Party.   If the parties are unable to agree upon a qualified and independent Third Party within twenty-one (21) calendar days of the date a Party first notifies the other that it wishes to so refer the matter, then the matter shall be resolved by arbitration conducted in English in Toronto, Ontario in accordance with the Arbitration Act (Ontario) as the same may be amended from time to time.  The arbitration shall be conducted as follows: (a)  either Party may require arbitration by giving written notice to arbitrate to the other Party; (b)  if the Parties are able to agree upon a single arbitrator, the arbitration shall be conducted before the single arbitrator; (c)  if the Parties have been unable to agree upon the selection of a single arbitrator within fourteen (14) calendar days after receipt of the notice requiring arbitration, each Party shall within seven (7) further calendar days by notice in writing given to the other Party nominate one (1) neutral arbitrator.  If either Party fails to nominate an arbitrator, the single arbitrator nominated by the other Party shall proceed to conduct the arbitration alone.  If both Parties nominate neutral arbitrators, the two arbitrators so nominated shall nominate a third arbitrator within seven (7) calendar days of their nomination.  The Parties agree that it is important that the matter be resolved promptly and the Parties agree that the arbitration will be required to be conducted expeditiously and that the final disposition shall be accomplished within fourteen (14) calendar days of the appointment of the single arbitrator or the third arbitrator.  The Parties shall ensure that the arbitrator or arbitrators upon accepting nomination agree that they have the time available for the timely handling of the arbitration in order to achieve the final disposition within fourteen (14) calendar days.  The decision of the arbitrator or arbitrators shall be rendered in writing, without reasons and shall be binding upon the Parties.

ARTICLE 9 LICENSE GRANTS

9.1	Helix Licenses to CPL
During the Term (subject to early termination in accordance with ARTICLE 17 hereof), Helix hereby grants to CPL a royalty-free, non-exclusive, non transferable license under any and all Helix Intellectual Property that is necessary for CPL to perform its obligations under this Agreement, including, without limitation, all rights necessary for the development and use of the Helix Confidential Information for the sole and limited purpose of CPL's performance of its obligations under this Agreement, including, without limitation, to manufacture Product for Helix.

9.2	CPL Licenses to Helix
CPL hereby grants to Helix a perpetual, fully paid, royalty-free, non-exclusive, license, with the right to grant and authorize sub-licenses, under any and all CPL Intellectual Property that CPL uses for the performance of the Services or that is necessary to the practice of the Services solely for the limited purpose of manufacturing the Product.  Helix shall include a provision in all agreements with Third Party contractors for the manufacture of the Product that clearly states that such  Third Party contractor’s right to use such CPL Intellectual Property is exclusively limited to the Product.

ARTICLE 10 OWNERSHIP OF INTELLECTUAL PROPERTY, MATERIALS AND EQUIPMENT

10.1	Intellectual Property
Subject to section 10.4,  CPL acknowledges and agrees that Helix shall own exclusively all Intellectual Property that is made, created, conceived or reduced to practice in the course of or resulting from performance of the Services by either Party or its employees or agents and CPL waives any moral rights therein.

10.2	Confidential Information
Helix shall own all Helix Confidential Information, and CPL shall own all CPL Confidential Information.

10.3	Process Improvements
The parties acknowledge that CPL may develop improvements to the manufacturing process or procedure  in the course of performing the Services under this Agreement (“Process Improvements”). CPL agrees to promptly disclose all Process Improvements to Helix as they occur.

10.4	Product-Specific Process Improvements
CPL agrees that all Process Improvements specific to the manufacture of the Product (“Product-Specific Process Improvements”) shall be owned solely by Helix and Helix may obtain patent, copyright and other proprietary protection therewith.

10.5	General Process Improvements
All Process Improvements that are not specific to the manufacture of the Product that have general application to the contract manufacturing of chemical or pharmaceutical compounds (“General Process Improvements”) shall be owned by CPL.

10.6	Helix Materials
Helix shall own all rights in and title to the Helix Intellectual Property, and any and all improved or enhanced versions of the foregoing that are created by either Party in the course of or resulting from this Agreement, including, without limitation, any derivatives or variants of the foregoing. CPL hereby assigns to Helix any improvements that directly relate to the Helix Intellectual Property or the Product and shall not provide them to any third party without Helix’s prior written consent and CPL waives all moral rights therein.

10.7	Helix Equipment
All equipment procured by CPL or Helix pursuant to any CPL Estimate shall be paid for directly by Helix to the vendor of the equipment, and shall become the property of Helix.  Where practical, CPL will obtain two to three quotes for all equipment purchases for presentation to Helix  Any costs related to, without limitation, qualification, installation, de-installation, preparation for shipping, insurance and transportation of such equipment shall be paid for directly by Helix.  These activities will be co-ordinated by CPL.

10.8	CPL Assistance
CPL agrees to provide all reasonable assistance, including without limitation, executing  documents and supplying information necessary, to secure, perfect or prosecute Helix’s legal rights and worldwide ownership of any Intellectual Property, materials or equipment owned or licensed by Helix as provided in this Agreement, including but not limited to documents relating to patent, trademark and copyright assignments and applications and CPL waives all moral rights therein, provided however, that such assistance shall not include (i) any requirement of CPL to pay money to a Third Party, commence, defend or participate in any litigation with a Third Party or offer or grant any accommodation (financial or otherwise) to any Third Party, or (ii) any action that would unreasonably interfere with the conduct of CPL’s business, unreasonably disrupt its normal operations, violate confidentiality obligations to a Third Party or void any right of privilege on behalf of CPL.  Helix shall pay CPL for all Actual & Reasonable costs and expenses incurred by CPL in connection with any assistance that CPL provides pursuant to this provision.

10.9	Limitation
Notwithstanding any provision of this Article 10 or this Agreement to the contrary, but subject to section 10.4, CPL’s proprietary manufacturing or other processes and related know-how shall not become or be deemed to be Helix Intellectual Property or Helix Confidential Information and shall not be subject to any ownership or other rights of Helix or a Third Party.

10.10	CPL Employee Agreements
CPL agrees that no employee, consultant or other agent of CPL who is in a position to make, create, conceive, or reduce to practice, any Intellectual Property in, or resulting from, the performance of the Services shall perform any Services unless and until CPL has obtained an appropriate legal agreement from such person assigning to CPL, and agreeing to promptly disclose to CPL, all such Intellectual Property upon its creation by such person, and waiving all moral rights of such person therein.  CPL shall hold such Intellectual Property to be dealt with as between CPL and Helix in accordance with the terms of this Agreement.

ARTICLE 11 CPL PRODUCT WARRANTIES

11.1	Product Warranties
CPL warrants to Helix that all Product manufactured hereunder will:

(a)	have been manufactured, tested, stored, packaged, labeled and controlled in conformance with the CPL Specifications, the Master Formula and the Master Packaging Formula / Procedure;

(b)	have been transferred to Helix with a Certificate of cGMP Compliance, which is accurate and complete with respect to each Batch;

(c)	have been manufactured, packaged, handled, stored and labeled in accordance with cGMP and all applicable Regulatory Requirements;

(d)	not be adulterated or misbranded by CPL within the meaning of the FD&C Act; and

(e)	have been transferred free and clear of any liens or encumbrances of any kind.

Notwithstanding the foregoing, the parties may agree to except out any of the above warranties in respect of one or more trial developmental batches.

11.2	CPL Facility
CPL hereby warrants that it owns or lawfully controls the CPL Facility, and that, provided the Manufacturing Process is successfully implemented including the procurement and installation of all required product-specific equipment, and provided no Force Majeure Event shall occur, CPL has sufficient manufacturing capacity to enable CPL to conduct the Services required by this Agreement.   CPL hereby warrants that the CPL Facility shall be maintained in accordance with cGMP and in such condition as will allow CPL to conduct the Services in compliance with cGMP, all applicable laws, and in conformance with the Master Formula.

ARTICLE 12 REPRESENTATIONS AND WARRANTIES; COVENANTS

12.1	Mutual Representations and Warranties
Each Party hereby represents and warrants to the other Party that:

(i)	this Agreement, as executed and delivered, constitutes the valid and binding agreement of such Party, its successors and assigns, and is enforceable in accordance with its terms;

(ii)
the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(iii)	it has obtained all necessary authorizations and consents required to enter into this Agreement and to perform its obligations hereunder.

12.2	Representations and Warranties of Helix
Helix hereby represents and warrants to CPL, as of the date hereof and throughout the term of this Agreement, that:

(a)
To the best of Helix's knowledge as of the Effective Date, after reasonable inquiry, Helix is free to supply to CPL the Helix Confidential Information and any other information supplied by Helix to CPL;

(b)
To the best of Helix's knowledge as of the Effective Date, after reasonable inquiry, there is no lawsuit pending against Helix that alleges patent infringement based on the manufacture, use or sale of the Product, and as of the Effective Date, Helix has not received any written notice alleging infringement of a Third Party Patent based on the manufacture, use or sale of the Product;

(c)
To the best of Helix's knowledge as of the Effective Date, after reasonably inquiry, Helix's supply to CPL of the Helix Confidential Information and any other information Helix intends to supply to CPL hereunder, and CPL's use thereof in accordance with the terms of and in performance of its obligations under this Agreement, does not infringe any intellectual property rights of any Third Party for which Helix lacks the right to grant CPL a valid sublicense to manufacture the Product;

(d)
To the best of Helix’s knowledge as of the Effective Date, after reasonably inquiry, the Manufacturing Process for the Product in effect as of the Effective Date does not infringe any intellectual property rights of any Third Party for which Helix lacks the right to grant CPL a valid sublicense to manufacture the Product;

(e)
there is no fact known to Helix which it has not disclosed to CPL or included in its public documents filed on SEDAR at www.sedar.com which  adversely affects, or which may adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of Helix or the ability of Helix to perform its obligations under this Agreement;

(f)	To the best of Helix’s knowledge as of the Effective Date, after reasonable inquiry, Helix has made CPL aware of any known hazards involved in handling the Helix Intellectual Property; and

(g)	Helix has the financial capacity to enter into and carry out this entire Agreement.

12.3	Representations and Warranties of CPL
CPL hereby represents and warrants to Helix, as at the date hereof and throughout the term of this Agreement, that:

(a)	To the best of CPL's knowledge, of the Effective Date, after reasonable inquiry, CPL is free to supply CPL Confidential Information to Helix and any other information supplied by Helix to CPL;

(b)	CPL has the financial capacity to enter into and carry out this entire Agreement;

(c)	CPL’s employees are not unionized as at the date of this Agreement;

(d)	To the best of CPL's knowledge after reasonable inquiry,

(i)	CPL has the legal right to grant Helix the licenses set forth in Section 9.2 above;

(ii)
as of the Effective Date, CPL has not entered into any obligation that would prohibit CPL from granting the licenses set forth in Section 9.2 above, and CPL shall not enter into any obligation in the future that would prohibit CPL from granting the licenses set forth in Section 9.2 above;

(iii)	CPL has not and will not use in any capacity the services of any persons prohibited in any way in connection with its development or manufacture of the Product;

(iv)
neither CPL nor any CPL official or employee has been convicted of a felony under U.S. federal law for conduct relating to the development or approval, including the process for development or approval, of any drug, product, INDA, or any other drug product application; and

(v)	no CPL official or employee has been convicted under Canadian law for conduct otherwise relating to the regulation of any drug substance or drug product;

(vi)
there is no fact known to CPL which it has not disclosed to Helix which  adversely affects, or which may adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of CPL or the ability of CPL to perform its obligations under this Agreement;

(vii)
with the exception of a disability discrimination complaint filed with the New York State Division of Human Rights against which CPL is currently defending, there are no legal or governmental actions, suits, proceedings or investigations pending or, to the knowledge of CPL, threatened, to which CPL is or may be a party or of which property owned or leased by CPL is or may be the subject, or related to environmental or discrimination matters.  Except to the extent the terms of a consent decree dated 1995 (as amended) among the State of New York, the owner of the land on which the CPL Facility is located and others relating to environmental conditions on a portion of the premises are applicable to CPL or its operations, CPL is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body; and

(viii)	CPL is not in violation of or in default under, any lien, mortgage, lease, agreement or instrument, including without limitation, its financial arrangements with any Third Party.

(e)	CPL has and will maintain in place all equipment, personnel, facilities, and supply agreements necessary to perform its obligations hereunder.

12.4	Additional Covenants

(a)	Helix shall comply with all applicable laws and regulations in the performance of Helix's obligations under this Agreement.

(b)	CPL shall comply with all applicable laws and regulations in the performance of CPL's obligations under this Agreement.

(c)	Each Party shall notify the other in writing immediately in the event that any representation and warranty contained in this Agreement becomes untrue.

ARTICLE 13 INDEMNIFICATION

13.1	Indemnification By Helix

Subject to Section 13.2, Helix agrees to indemnify, defend and hold CPL and its directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable legal fees) (collectively, “Liabilities”) resulting from any Third Party claims, suits, actions or proceedings (collectively, “Claims”) against CPL arising out of

(a)	Helix's breach of any of its representations, warranties or covenants contained in this Agreement; or

(b)	Helix's negligent acts or omissions or willful misconduct.

13.2	Exception
Notwithstanding Section 13.1, Helix will not be required to indemnify, defend and hold CPL or its directors, officers, employees and agents harmless from or against any Liabilities in connection with any Claims to the extent arising out of:

(i)	CPL's breach of any of its representations, warranties, or covenants contained in this Agreement; or

(ii)	CPL's negligent acts or omissions or willful misconduct.

13.3	Indemnification By CPL

CPL agrees to indemnify, defend and hold Helix and its directors, officers, employees and agents harmless from and against any Liabilities resulting from any Claims against Helix arising out of

(a)	CPL's breach of any of its representations, warranties or covenants contained in this Agreement; or

(b)	CPL's negligent acts or omissions or willful misconduct.

Notwithstanding the foregoing, CPL will not be required to indemnify, defend and hold Helix or its directors, officers, employees and agents harmless from or against any Liabilities in connection with any Claims to the extent arising out of

(i)	Helix's breach of any of its representations, warranties or covenants contained in this Agreement; or

(ii)	Helix's negligent acts or omissions or willful misconduct.

13.4	Indemnification Procedures

Where either party to this Agreement (the “Indemnitee”) seeks indemnification from the other (the “Indemnitor”) in respect of any Claim, the Indemnitee shall provide written notice of the Claim to the Indemnitor as soon as reasonably practicable upon becoming aware of the Claim, provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure.  The Indemnitor shall be entitled, but shall not be obligated, to participate in or assume the defence of the Claim, provided that if the defence is assumed, it shall be through legal counsel acceptable to the Indemnitee, acting reasonably, and the Indemnitee shall also have the right, but not the obligation, to employ separate counsel, in which event the fees and expenses of such counsel shall be borne by the Indemnitee.  Each Indemnitee shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation or defence of any Claims covered under this Agreement.  No Claim may be settled by an Indemnitee or an Indemnitor without the prior written consent of the other, which consent shall not be unreasonably withheld, unless in the case of a settlement by an Indemnitor, the settlement acknowledges in writing that no liability, negligence, guilt or other wrongful act or omission of the Indemnitee is admitted or assumed, and such settlement acts as a complete bar to future or other claims of, by or under the parties with whom such settlement is reached, arising or which may arise out of any act, matter or thing prior to the date of settlement.

ARTICLE 14 INSURANCE

14.1	CPL Insurance

CPL shall maintain in full force and effect, at its own expense:

(a)
At all times during the period in which CPL is making any of the Products,  general liability insurance coverage in an amount not less than USD $10,000,000 per occurrence (annual general aggregate of not less than USD $10,000,000) covering bodily injury, broad-form property insurance and including blanket contractual coverage;

(b)
At all times during the period in which CPL is making any of the Products and, if the insurance is on a “claims made” basis, for a period of three (3) years thereafter, products liability / completed operations hazard insurance coverage in an amount not less than USD $10,000,000 per claim (annual general aggregate of not less than USD $10,000,000) covering bodily injury, broad-form property insurance and including blanket contractual coverage.

CPL shall maintain the foregoing insurance coverage comparable to coverage maintained by bulk pharmaceutical manufacturing companies of similar size with a responsible insurance carrier. These policies will provide that the insurer shall give Helix thirty (30) days notice of any termination or cancellation of such coverage. CPL will add Helix as a named insured and will provide Helix with such   reasonable proof of the existence and maintenance of this insurance coverage as Helix may request from time to time.

14.2	Helix Insurance
Helix shall maintain in full force and effect, at its own expense:

(a)
At all times during the period in which CPL is making any of the Products, general liability insurance coverage in an amount not less than CDN $5,000,000 per occurrence (annual general aggregate of not less than CDN $5,000,000) covering bodily injury, broad-form property insurance and including blanket contractual coverage;

(b)
At all times during the period in which CPL is making any of the Products and, if the insurance is on a “claims made” basis, for a period of three (3) years thereafter, products liability / completed operations hazard insurance coverage in an amount not less than CDN $5,000,000 per claim (annual general aggregate of not less than CDN $5,000,000) covering bodily injury, broad-form property insurance and including blanket contractual coverage.

Helix shall maintain the foregoing insurance coverage comparable to coverage maintained by other biopharmaceutical companies of similar size and stage of development with a responsible insurance carrier. These policies will provide that the insurer shall endeavor to give CPL thirty (30) days notice of any termination or cancellation of such coverage. Helix will provide CPL with such reasonable proof of the existence and maintenance of this insurance coverage as CPL may request from time to time.

14.3	Evidence of Insurance
Upon request, each Party shall provide to the other Party evidence of the insurance required under this Article.

ARTICLE 15 CONFIDENTIALITY

15.1	CPL Confidentiality Obligations
CPL shall not use Helix Confidential Information except as authorized under this Agreement and shall not disclose Helix Confidential Information to anyone else other than:

(i)
its employees or employees of its Affiliates who are bound by similar obligations of confidentiality and non-use and who have a need to know such information in order to perform their duties in carrying out CPL's obligations under this Agreement;

(ii)
contractors who are bound by similar obligations of confidentiality and non-use and who have a need to know such information in order to provide direction to CPL or Helix regarding their respective obligations under this Agreement; or

(iii)	Regulatory Authorities, to the extent required by law or as necessary to perform the Services.

15.2	Helix Confidentiality Obligations
Helix shall not use CPL Confidential Information except as authorized under this Agreement and shall not disclose any CPL Confidential Information to anyone else other than:

(i)
employees, consultants, agents or contractors of Helix or Helix's Affiliates who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties in carrying out Helix's obligations under this Agreement, or in order to provide direction to

Helix regarding production, testing, storage or quality of the Product or regulatory or compliance issues related to the Product; or
(ii)	Regulatory Authorities, to the extent required by law or as Helix considers necessary in connection with the development, manufacturing, distribution or sale of the Product; or

(iii)	to Third Parties in accordance with the exercise of the licenses granted to Helix under ARTICLE 9.

15.3	Responsibility for Compliance with Confidentiality and Non-Use Obligations
Each Party shall be responsible for any intentional misuse or misappropriation, by such Party, its Affiliates, or the employees, consultants, agents or contractors of such Party or such Party's Affiliates, of the other Party's Confidential Information.

15.4	Terms of Agreement
Except for any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with national, federal, state or provincial laws or regulations (including the rules and regulations of any national stock exchange on which such Party's securities are traded) or disclosure to a Party's employees, consultants, advisors, agents, contractors, partners, potential partners, potential acquirers, investors or potential investors under reasonable conditions of confidentiality, neither Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms and conditions of this Agreement.

15.5	Notification of Mandatory Disclosure

(a)
Notification and Consultation In the event that a Party (in such case, the Notifying Party) believes it is required by applicable statute or regulation (including the rules and regulations of any national stock exchange on which such Party's securities are traded), or by judicial or administrative process to disclose any part of the other Party's (in such case, the Notified Party) Confidential Information which is disclosed to it under this Agreement, the Notifying Party shall:

(i)
promptly notify the Notified Party of each such requirement and identify the documents so required thereby, so that the Notified Party may seek an appropriate protective order or other remedy or waive compliance by the Notifying Party with the provisions of this Agreement, and

(ii)	consult with the Notified Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.

(b)
Limited Disclosure If, in the absence of such a protective order or such a waiver by the Notified Party of the provisions of this Agreement, the Notifying Party is nonetheless required by mandatory applicable law to disclose any part of the Notified Party's Confidential Information which is disclosed to it under this Agreement, the Notifying Party may disclose such Confidential Information without liability under this Agreement, except that the Notifying Party shall furnish only that portion of the Confidential Information which is legally required.

15.6           No Licenses
Except as expressly provided in ARTICLE 9 hereof, no right or license, either express or implied, is granted under any intellectual property right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise.

15.7           Equitable Relief
Each Party agrees that

(i)
the other Party and their respective Affiliates would be irreparably injured by a material breach of the confidentiality and nonuse provisions of this Agreement by the breaching Party or by its employees or the employees of its Affiliates, consultants, agents or contractors,

(ii)
that monetary remedies would be inadequate to protect the other Party against any actual or threatened material breach of the provisions of this
ARTICLE 15 by the breaching Party or by its employees or the employees of its Affiliates, consultants, agents or contractors, and,

(iii)
without prejudice to any other rights and remedies otherwise available to the other Party, the breaching Party agrees, upon proof of any such actual or threatened material breach, to the granting of equitable relief, including injunctive relief and specific performance, in the other Party's favor without proof of actual damages. It is further understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15.8           Prior Confidentiality Agreement
The Parties acknowledge that the Confidentiality Agreement dated on or about June 5, 2007 between CPL and PDL shall survive the execution and delivery of this Agreement and shall remain in full force and effect in accordance with its terms.

ARTICLE 16 PRESS RELEASES; USE OF NAMES

16.1	Press Releases
CPL shall not originate any publicity, news releases, public statements or announcements, whether written or oral, relating to this Agreement without the prior written consent of Helix, which consent may not be unreasonably withheld or unduly delayed, provided however, that CPL shall not be prevented from complying with any duty of disclosure it may have pursuant to any law or regulation or as required by the Regulatory Authorities.

16.2	Use of Names
CPL shall not make use of Helix’s or PDL’s name in any advertising or promotional material in connection with this Agreement or any related agreements, without the prior written consent of Helix.

ARTICLE 17 TERMINATION & CANCELLATION

17.1	Termination
This Agreement may be terminated as follows:

(a)	At the Discretion of Helix This Agreement may be terminated in its entirety by Helix upon ninety (90) days written notice thereof to CPL at Helix’s sole discretion.

(b)
 CPL Material Breach  This Agreement may be terminated in its entirety by Helix upon written notice thereof to CPL in the event of a material breach by CPL which, if capable of being cured, is not cured within thirty (30) days after receipt of written notice from Helix to CPL specifying in reasonable detail the nature of such breach or, if such breach cannot be cured within such 30-day period but is capable of being cured within a reasonable time, if CPL does not commence and diligently continue actions to cure such breach. CPL shall not render any Services during such cure period other than those which are necessary to cure such breach, provided that the breach is capable of being cured within such cure period. In the event such breach is not cured within such cure period, this Agreement shall terminate as set forth in Helix's notice of breach and in accordance with the terms of this ARTICLE 17; provided, however, that this Agreement shall not be terminated prior to the end of such cure period.  Breach of any of the provisions of ARTICLE 15 or the Confidentiality Agreement referred to therein, or of any representation or warranty of CPL contained herein, or any such representation or warranty ceasing to be true, shall be deemed to constitute a material breach for purposes of this ARTICLE 17 not capable of being cured, and accordingly, Helix may terminate this Agreement immediately upon notice in any such event.

(c)
Helix Material Breach  This Agreement may be terminated by CPL upon written notice thereof to Helix in the event of a material breach by Helix that is not cured within thirty (30) days after receipt of written notice from CPL to Helix specifying in reasonable detail the nature of such breach. In the event such breach is not cured within such cure period, this Agreement shall terminate as set forth in CPL's notice of breach and in accordance with the terms of this ARTICLE 17; provided, however, that this Agreement shall not be terminated prior to the end of such cure period.

(d)
Force Majeure  A Party shall have the right to terminate this Agreement, upon providing written notice thereof to the other Party, if, as a result of a Force Majeure Event suffered by such other Party, (i) such other Party is unable fully to perform its obligations under this Agreement for any consecutive period of sixty (60) days; (ii) it is reasonably foreseeable at the time notice of the Force Majeure Event is given or is required to be given pursuant to Section 18.2 that such other Party will be unable fully to perform its obligations under this Agreement for any consecutive period of sixty (60) days; or (iii) it is reasonably uncertain, (such as in the case of a labour dispute that could continue for an indeterminate amount of time) at the time notice of the Force Majeure Event is given or is required to be given pursuant to Section 18.2, whether such other Party will be able to fully to perform its obligations under this Agreement within the next following sixty (60) days.

(e)	Insolvency Either Party may terminate this Agreement upon notice to the other Party,

(i)
upon the institution by or against that other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party's debts, which proceedings are not dismissed within sixty (60) days,

(ii)
upon that other Party making a general assignment for the benefit of creditors,  taking the benefit of any statute for bankrupt or insolvent debtors, making any proposal, assignment or arrangements with its creditors, or taking any steps with a view to readjustment, rescheduling or deferral of that Party's indebtedness or suspending making payments to that Party's creditors; or
(iii)	upon that other Party's dissolution or cessation of business.

17.2	Consequences of Termination

(a)
Payment of Amounts Due   Expiration or termination of this Agreement for any reason shall not exempt any Party from paying to any other Party any amounts owing to such Party at the time of such expiration or termination.

(b)
Payment for Partial Services Within 30 days of termination of this Agreement pursuant to sections 17.1(a), (c), (d), or (e), Helix shall pay CPL that portion of the price set forth in the relevant Estimate(s) equal to the portion of Services provided up to the time of such termination and not previously paid by Helix (excluding the cost of Raw Materials which are dealt with separately in section 17.2(d)), provided that in no event shall such proportionate price, plus the cost of any Raw Materials purchased under section 17.2(d), exceed the full price set out in the CPL Estimate(s) in respect of which such Services were rendered.

(c)
Cumulative Remedies Except as expressly stated otherwise herein, a Party’s right to terminate this Agreement, and any other remedies under this Agreement, are cumulative, and nothing in this Agreement shall prevent any Party, in the case of a breach (after expiration of any applicable cure period and notice periods), from terminating this Agreement pursuant to Section 17.1 and pursuing all other rights and remedies such Party may otherwise have at law or in equity in respect of such breach.

(d)
Raw Materials Upon expiration of this Agreement or termination by Helix pursuant to Section 17.1(b)(CPL material breach) or 17.1(e) (Insolvency of CPL) or Section 17.1(d) (Force Majeure), Helix may elect (but shall have no obligation) to purchase from CPL, at CPL's Actual & Reasonable acquisition cost plus 10%, all remaining usable Raw Materials acquired and paid for by CPL for the manufacture of Product under this Agreement, and not previously paid for by Helix, and which cannot be used for other CPL clients in full within ninety (90) days.  Upon termination of this Agreement by Helix pursuant to Section 17.1(a) (At the Discretion of Helix) or by CPL pursuant to Section 17.1(c) (Helix Material Breach) or 17.1(e) (Helix Insolvency), Helix shall purchase from CPL, at CPL's Actual & Reasonable acquisition cost plus 10%, all remaining Raw Materials acquired and paid for by CPL, but not previously paid for by Helix or included in the price payable by Helix under section 17.2(b), for the manufacture of Product under this Agreement and which cannot be used for other CPL clients in full within ninety (90) days, except as may be necessary for completion of any portion of CPL's Services hereunder that are not immediately terminated.

(e)	Return of Materials and of Helix Confidential Information; Transfer of Equipment Upon expiration or termination of this Agreement, unless otherwise directed by Helix, CPL shall promptly:

(i)	return or, at Helix's election, destroy all quantities of the Product, with any such destruction to be certified in writing to Helix by an authorized CPL officer,

(ii)
return all Helix Confidential Information to Helix, except for a single copy and/or sample which may be retained for documentation purposes only and which shall remain subject to the obligations of non-use and confidentiality set forth in this Agreement,

(iii)	return to Helix all retention and reserve samples being held by CPL, provided that CPL may retain one set of such samples for documentation and regulatory purposes only;

(iv)	deliver to Helix all equipment in its possession which is the property of Helix pursuant to this Agreement; and

(v)	return to Helix all interferon alpha-2b previously provided by Helix to CPL.

Helix shall pay CPL for all Actual & Reasonable costs incurred by CPL in carrying out CPL’s obligations under this Section 17.2(e),  unless this Agreement has been terminated pursuant to Section 17.1(b), in which event all such costs shall be for CPL’s account.

(f)
Return of CPL Confidential Information Upon expiration or termination of this Agreement, Helix shall promptly return all CPL Confidential Information to CPL, except for a reasonable number of copies to be retained by Helix to exercise its rights under this Agreement in relation to such CPL Confidential Information, but which shall otherwise remain subject to the obligations of non-use and confidentiality set forth in this Agreement.

(g)
Accrued Rights Except as otherwise expressly set forth herein, any termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party and shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely.

17.3	Surviving Rights
All terms of this Agreement, which by their nature are intended to survive termination of this Agreement, shall survive termination of this Agreement.

17.4	Cancellation of Services
Helix may, upon at least thirty (30) days advance written notice, cancel an Estimate or purchase order for which it previously notified CPL to provide Services, and CPL shall cease providing Services in relation to such Estimate or purchase order as of the effective date of such cancellation.   Within 30 days of providing notice of cancellation, Helix will pay to CPL that portion of the price set forth in the relevant Estimate equal to the portion of Services provided by CPL in respect of the cancelled Estimate prior to the effective date of such notice, plus CPL’s Actual & Reasonable cost of remaining usable Raw Materials specifically obtained by CPL for purposes of the cancelled Estimate, the cost of which has not been included in the portion of Services payable by Helix, provided that in no event, except for the following sentence, shall such combined payment exceed, in the aggregate, the price set out in the cancelled Estimate.  Notwithstanding the foregoing however, residual Raw Materials with value greater than an Estimate may exist and become the financial responsibility of Helix due to vendor minimum order quantities and pack sizes of Raw Materials reasonably demonstrated by CPL.  All remaining usable Raw Materials obtained by CPL for purposes of the cancelled Estimate and paid for by Helix, shall become the property of Helix upon the effective date of Helix’s notice of cancellation and shall be returned to Helix or otherwise dealt with, at the expense of Helix, as Helix may direct.

ARTICLE 18 FORCE MAJEURE

18.1	Effects of Force Majeure
No Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, an infectious virus which cannot be detected by testing and which causes a shutdown for a substantial period of a large portion of the CPL Facility due to contamination despite commercially reasonable efforts by CPL to prevent such occurrence, prevention from or hindrance in obtaining energy or other utilities, a market-wide shortage of Raw Materials or other necessary components, labor disputes (excluding any disputes that may arise at CPL) of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, and any estimated completion date affected by such Force Majeure event shall be extended accordingly. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.

18.2	Notice of Force Majeure; Obligations of Parties During Force Majeure Event
Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable and to give the other Party prompt written notice when it is again fully able to perform such obligations.  In the event that the Force Majeure cannot be corrected quickly, the parties will work together to ensure that the Services will carry forward to the extent practicable, even if this means transfer of materials to another facility on a temporary or permanent basis.  Any proceeds received from Business interruption or similar insurance will be applied to this action.

18.3	Termination
This Agreement may be terminated as a result of a Force Majeure Event in accordance with Section 17.1(d) hereof.

ARTICLE 19 ASSIGNMENT; TRANSFER

19.1	Assignment
This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, either Party may assign its interest under this Agreement, without the prior written consent of the other, (a) to an Affiliate or (b) to a successor of the business by reason of merger, sale of all or substantially all of its assets or other form of acquisition. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party's permitted assignee agreeing in writing to comply with all the terms and restrictions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

ARTICLE 20 MISCELLANEOUS

20.1	Notices
Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Parties set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement, other than a termination notice pursuant to ARTICLE 17, shall be the date of receipt by the receiving Party.

Helix BioPharma Corp.
3-305 Industrial Parkway S.
Aurora, ON
Canada, L4G 6X7

Fax # (905) 841-2244

CPL Niagara
100 Forest Avenue,
Buffalo, New York, USA
14213
Attention: General Manager
Fax # (716) 887-3733

With copy to:
CPL
7600 Danbro Crescent,
Mississauga, Ontario, Canada
L5N 6L6
Attention: CEO
Fax # (905) 821-7601

20.2	Applicable Law
This Agreement shall be construed, interpreted and enforced in accordance with the laws in force in the Province of Ontario.

20.3	20.3 Headings
All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

20.4	Exhibits
All exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

20.5	Severability
Each Party hereby expressly agrees that:

(a)
it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries;

(b)
that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties overall intentions in this transaction.

20.6	Independent Contractors
Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall hold itself out to Third Parties as purporting to act on behalf of, or serving as the agent of, the other Party.

20.7	Waiver
No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.   The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

20.8	Counterparts
This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

20.9	Entirety; Amendments
This Agreement, including any exhibits attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof, and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless it is hereafter made in writing and signed by each of the Parties. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein. This Agreement may be amended and supplemented only by a written instrument signed by each of the Parties.

20.10	Preference
The terms of this Agreement shall prevail in the event of a conflict between this Agreement and any  Schedule hereto.

20.11	Limitation on Damages
Except for (i) the parties’ obligations under ARTICLE 13 or any breach of such obligations; or (ii) a breach of the obligations of a party under ARTICLE 15, in no event shall either Party be liable to the other Party for incidental, special, punitive, exemplary or consequential damages, including, but not limited to, any claim for damages based upon lost profits.

20.12	Time
Time is of the essence of this Agreement.

20.13     Currency
Unless otherwise specifically noted herein, all references to dollar amounts in the Agreement and any attached Schedules and/or Appendices are in U.S. dollars.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

HELIX BIOPHARMA CORP.		CONTRACT PHARMACEUTICALS LIMITED NIAGARA

Per:	/s/ John Docherty	Per:	/s/ John Ross
	John Docherty Director and President		John Ross General Manager, Niagara Operations
Per:		Per:	/s/ Paul Pickles
	[Name] [Title]		Paul Pickles CEO

Schedule A

November 2, 2007

Praveen Kumar, PhD
PharmaDerm Laboratories Ltd
#301 111 Research Dr.
Innovation Place Research Park
Saskatoon, SK Canada S7N 3R2
306-934-7471 ext. 230

Estimate #0542 to 0542-7 Rev-1a (Bulk Capital Equipment)
Interferon alpha 2B Cream
(Supercedes #542 to 0542-7Rev-1 Dated 10/26/2007)

Dear Praveen,

Thank you for allowing CPL the opportunity to provide a price estimate for PharmaDerm’s Interferon alpha 2-B Cervical Cancer Cream.

Considering the bulk manufacturing equipment needs, including the MMU or equivalent tank, the chiller system and the Microfluidizer are to be finalized we have listed these items in the capital section below but have omitted costs. We will re-vise the capital costs upon completion of the design specifications.

We have carefully considered the requirements necessary to meet your expectations and submit the following responses and price estimates below.

Pre-Commercial Price Estimate # 0542 to 0542-7

1.	Small Scale Developmental Batch (Placebo)

Estimate #	Description	Price
0542	Manufacture and package one (1) 120 kg developmental placebo batch (without active)	***

Price Assumptions/Conditions:

1.	Placebo batch size is 120 kg.
2.	Cost includes excipient raw material, applicator and foil lined pouch.
3.	Raw materials will be tested by COA.
4.	All bulk and finished goods analytical testing to be conducted by PharmaDerm Labs Ltd.
5.	Limited bulk testing to include physicals for one sample per location from top-middle-bottom of bulk batch. (See item 4 above)
6.	Includes packaging product into approximately 5,000 vaginal applicators and pouches for packaging equipment qualification.
7.	Limited packaged testing to include physicals for one sample per location from beginning-middle-end of packaging run. (See item 4 above)

8.	Includes labor for manufacturing, packaging and related activities.
9.	Includes residual product disposal costs.
10.	Product not intended for commercial distribution.

2.	Small Scale Clinical Batch (Placebo)

Estimate #	Description	Price
0542 – 1	Manufacture and package one (1) 120 kg clinical placebo batch (without active)	***

Price Assumptions/Conditions:

1.	Placebo batch size is 120 kg.
2.	Cost includes excipient raw material, applicator, foil lined pouch and miscellaneous corrugate packaging components.
3.	Clinical labeling of product not included.
4.	Includes full testing of excipient raw materials based on compendial methods.
5.	All bulk and finished goods analytical testing to be conducted by PharmaDerm Labs Ltd.
6.	Limited bulk testing to include physicals for one sample per location from top-middle-bottom of bulk batch. (See item 5 above)
7.	Includes packaging product into approximately 25,000 vaginal applicators and pouches for clinical supply studies.
8.	Limited packaged testing to include physicals for one sample per location from beginning-middle-end of packaging run. (See item 5 above)
9.	Includes labor for manufacturing, packaging and related activities.
10.	Includes residual product disposal costs.
11.	Product not intended for commercial distribution.
12.	Does not include stability testing.

3.	Small Scale Clinical Batch (Active)

Estimate #	Description	Price
0542 - 2	Manufacture and package one (1) 120 kg batch (with active Interferon alpha 2-B)	***

Price Assumptions/Conditions:

1.	Active batch size is 120 kg.
2.	Cost includes excipient raw material, applicator, foil lined pouch and miscellaneous corrugate packaging components.
3.	Clinical labeling of product not included.
4.	Includes full testing of excipient raw materials based on compendial methods.
5.	All bulk and finished goods analytical testing to be conducted by PharmaDerm Labs Ltd.
6.	Approved API will be provided at not cost to CPL by PharmaDerm Labs Ltd.
7.	Limited bulk testing to include physicals for one sample per location from top-middle-bottom of bulk batch. (See item 5 above)
8.	Includes packaging product into approximately 25,000 vaginal applicators and pouches for clinical supply studies.
9.	Limited packaged testing to include physicals for one sample per location from beginning-middle-end of packaging run. (See item 5 above)
10.	Includes labor for manufacturing, packaging and related activities.

11.	Product not intended for commercial distribution.
12.	Does not include stability testing.

4.	Stand Alone Independent Active Batch

Estimate #	Description	Price
0542 – 3	Manufacture and package one (1) 120 kg batch (with active Interferon alpha 2-B)	***

Price Assumptions/Conditions:

1.
PharmaDerm RFQ indicates that multiple batches will be required throughout the course of the pre-commercial phases. This particular estimate is based on manufacturing and packaging one (1) stand alone batch with active with no cost sharing with any previous or subsequent batches. This estimate model has been selected since timing between batches is unknown and thus raw material may exceed expiration dates.

2.	Active batch size is 120 kg.
3.	Cost includes excipient raw material, applicator, foil lined pouch and miscellaneous corrugate packaging components.
4.	Clinical labeling of product not included.
5.	Includes full testing of excipient raw materials based on compendial methods.
6.	All bulk and finished goods analytical testing to be conducted by PharmaDerm Labs Ltd.
7.	Approved API will be provided at no cost to CPL by PharmaDerm Labs Ltd.
8.	Includes packaging product into approximately 25,000 vaginal applicators and pouches for additional studies.
9.	Includes labor for manufacturing and packaging activities.
10.	Product not intended for commercial distribution.
11.	Does not include stability testing.

5.	Cleaning Validation

Estimate	Description	Pricing
0542 – 4	Cleaning Validation For Bulk and Packaging	***
	Total	***

Cleaning Validation Cost Assumption/Conditions:

1.     Activities, associated with developing the cleaning protocol: Identify equipment train, review detergent and germicide data, calculate ARL, create data collection sheets (DCS), write protocol etc.
2.     Activities associated with obtaining swabs: Swab preparation, obtaining swabs from equipment train etc.
3.     Activities associated with writing the final report. Review DCS, write report.
4.     Includes execution of required visual, micro and TOC testing.
5.    Analytical testing of swabs for active will be conducted by PharmaDerm Labs Ltd.

6.	Capital Requirements

Estimate #	Description	Pricing Estimate
0542 – 5	Packaging Line Equipment	***
0542 – 6	Raw Material, Bulk and Packaged Product Storage Preparation	***
0542 – 7	Bulk Equipment and Support	***
	Total	***

Cost Assumptions/Conditions:

0542-6:	Pre-commercial Packaging Line Equipment includes filler product contact change parts, associated filler process piping, applicator transfer pucks and stainless steel Muller product transfer drums.

0542-6:
Pre-commercial Raw Material, Bulk and Package Product Storage Preparation includes retro-fitting CPL’s existing 2C – 8C Refrigerator and -80C Freezer with appropriate instrumentation and back-up systems to provide exposure protection for the drug substance and drug product.

0542-7:	Pre-commercial Bulk Manufacturing Equipment includes but is not limited to: Bulk mixing tank, chiller system, heating system and installation and qualification.
**Note:  Microfluidizer for bulk manufacturing will be provided by PharmaDerm.

This price estimate is valid for 90 days from the date of this letter. We look toward to serving your needs and building our partnership together.

Please contact me at your earliest convenience for further discussions at 716-887-3674 (fax 716-887-3751).

Sincerely,
Contract Pharmaceuticals Limited

Leroy Wiggins Jr.
Manager New Product Transfer
cc:  FILE, L. Bitterman, A. Ferri, K. Gicale, E. Jacobs, K. Jordan, P. Liptak, J. Ross

Schedule B

QUALITY ASSURANCE AGREEMENT

Overview

This Quality Assurance Agreement is between Contract Pharmaceuticals Limited Niagara (hereinafter referred to as “CPL”) located at 100 Forest Avenue, Buffalo, New York, 14213 and PharmaDerm Laboratories Limited (hereinafter referred to as “PDL”), located at #301 – 111 Research Drive, Innovation Place Research Park, Saskatoon, SK, Canada, S7N3R2, as agent for Helix BioPharma Corp., (“Helix”) #3 - 305 Industrial Parkway South, Aurora, Ontario L4G 6X7.

This Quality Assurance Agreement sets out certain responsibilities of the parties relating to the manufacturing, packaging, testing, and supply of the products listed in Appendix I.  This document has been drawn up according to cGMP regulations and will apply to product manufactured for Helix pursuant to the Topical Interferon Alpha-2b GMP Process Development, Scale Up and Clinical Supplies Manufacturing Agreement dated the date hereof between CPL and Helix (the “Manufacturing Agreement”), to which this Quality Assurance Agreement is being attached as Schedule “B”.  All terms used in this Quality Assurance Agreement which are defined in the Manufacturing Agreement shall have the meanings ascribed in the Manufacturing Agreement.

Confidentiality

Without limiting the generality of any confidentiality agreement(s) in effect between the parties, each party agrees to hold all information furnished, disclosed or made known to either of them or their respective representatives by the other party or by the examination of the records of the other or otherwise obtained, whether such information is furnished, disclosed or made known orally, in writing or by any other means whatsoever, confidential and shall not disclose, or permit disclosure of such information.  Each party agrees that it has no right, title or interest whatsoever in or to the confidential information of the other and that no right or license in such confidential information is implied or granted.

Duration of Agreement

This Agreement shall commence upon the execution and delivery hereof by the parties and will terminate at such time as the Manufacturing Agreement is terminated.

Revisions to Agreement

No amendment to the terms of this Agreement shall be binding on the parties hereto unless made in writing and signed by an authorized representative of each of the parties.

Communication

The parties have identified and listed in Appendix II a list of personnel responsible for the administration of this Agreement.  Personnel may be added or deleted to Appendix II upon written notice to the other party.

Standard Responsibilities

CPL specifications (raw materials, packaging, bulk product, finished product, etc.) prepared by CPL shall not be effective until approved by PDL.

CPL may only release materials (raw, packaging, bulk product, finished product, etc.):

(a)           if the materials meet CPL specifications approved by PDL; and
(b)           after PDL has confirmed that any testing to be done by it is complete and satisfactory.

AREA OF RESPONSIBILITY	CPL	PDL
Raw Materials:
• Establish & approve specifications (grade, testing parameters, acceptance criteria)		X
• Prepare CPL raw material specifications (grade, testing parameters, acceptance criteria) based on PDL requirements	X
• Vendor Selection	X	X
• Vendor Approval		X
• Procurement of excipient raw materials (inactive ingredients)	X
• Procurement of active raw materials		X
• Inspection, testing documents, testing & release/rejection of excipients (inactive ingredients). (See Appendix III)	X
• Inspection, testing documents, testing & release/rejection of active (See Appendix III)	X	X
• Retention of excipient raw material samples	X
• Retention of active raw material samples	X
Lab Testing:
• Selection of lab for testing of raw materials, bulk product & finished product	X	X
• Approval of Lab		X
• Test method transfer execution – raw materials, bulk & finished product analytical methodology	X	X
• Review & approve test method transfer data for unique raw materials, bulk & finished product		X
Stability:
• Overall responsibility for ensuring stability programs comply with applicable regulatory guidance & product filings. Including the suitability of the expiry period to the formulation and packaging system
X

AREA OF RESPONSIBILITY	CPL	PDL
• Generate stability protocol		X
• Approve stability protocol	X	X
• Execute stability protocol	X	X
• Review stability results		X
• Trend stability data		X
Packaging Materials:
• Artwork development, review, approval & distribution		X
• Establish & approve specifications (testing parameters, acceptance criteria)		X
• Prepare CPL packaging materials specifications (testing parameters, acceptance criteria) based on PDL requirements	X
• Vendor Selection	X	X
• Vendor Approval		X
• Packaging materials procurement	X
• Inspection, inspection documents, testing & release/rejection of packaging materials	X
Manufacturing:
Master Formula		X
Master manufacturing work order preparation	X
Master manufacturing work order approval	X	X
Manufacturing of bulk products per approved product Master Formula and procedures	X
Control, review and communicate minor deviation to PDL	X
Control, review & approve major process deviations	X	X
Establish & approve bulk product specifications (testing parameters, acceptance criteria)		X
Prepare CPL bulk product specifications (grade, testing parameters, acceptance criteria) based on PDL requirements	X
Bulk product test method validation		X
Provide bulk product sampling plan		X
Bulk product sampling	X
Bulk product testing as per approved specification (See Appendix III)	X	X
Review of manufacturing batch documents	X	X
Release/rejection of bulk product for filling and packaging at CPL	X
Packaging:
Master Packaging Formula / Procedure		X
Master packaging work order preparation	X
Master packaging work order approval	X	X
Allocation method of lot number of the products	X

AREA OF RESPONSIBILITY	CPL	PDL
Allocation method of expiry date of the products		X
Filling and packaging of released bulk products per approved packaging work orders	X
Packaging in-process line inspection and sampling	X
Establish & approve finished product specifications (testing parameters, acceptance criteria)		X
Prepare CPL finished product specifications (grade, testing parameters, acceptance criteria) based on PDL requirements	X
Finished product test method validation		X
Provide finished product sampling plan		X
Finished product sampling	X
Finished product testing as per approved specification (See Appendix III)	X	X
Review of packaging batch documents	X	X
Preparation of Certificate of cGMP Compliance	X
Release of finished product for clinical packaging		X
Control, review and communicate minor deviation to PDL	X
Control, review & approve major process deviations	X	X
Validation:
Premises validation	X
Equipment validation	X
Preparation and approval of cleaning procedures	X
Cleaning validation – residual detergent	X
Cleaning validation – residual API (CPL swab, PDL test)	X	X
Test Method Validation: overall responsibility for ensuring the test method validation complies with applicable regulatory guidance & product filing as the product registration holder		X
Protocal development	X
Protocol approval	X	X
Execution of strategy & sampling plan & testing (See App. III)	X	X
Summary report development	X
Summary report approval	X	X
Manufacturing process validation: overall responsibility for ensuring the validation program complies with applicable regulatory guidance & product filings as the product registration holder		X
• Protocol development	X
• Protocol approval	X	X
• Execution of strategy & sampling plan	X	X
• Summary report development	X
• Summary report approval	X	X
Packaging process validation: overall responsibility for ensuring the validation program complies with applicable regulatory guidance & product filings as the product registration holder		X

AREA OF RESPONSIBILITY	CPL	PDL
• Protocol development	X
• Protocol approval	X	X
• Execution of strategy & sampling plan	X
• Summary report development	X
• Summary report approval	X	X
Shipping:
Notification of special storage conditions for intermediate materials and/or finished product (Shipping specifications and instructions)		X
Release/rejection of finished goods for shipping to sponsor/customer	X	X
Selection of carrier for shipping and shipping conditions		X
Preparation of shipping documents	X
Arrangement of shipping details (e.g. pick up)	X
Transmittal of complete production batch documents	X
OOS Investigations (Bulk/FP/Stability):
Out of specification investigation – phase I (to be conducted exclusively by the lab performing the applicable testing – See Appendix III)	X
Out of specification investigation – phase II (re-sampling / re-testing)	X	X
Out of specification approval / rejection		X
Clinical Product Release & Recall:
Release of finished product for clinical distribution		X
Product Recall		X
Participate in product recall investigations	X	X
Retains:
Retention of regulatory retain finished product samples		X
Retention of finished product samples for investigational purposes	X
Retention of batch documents for at least 12 months after the expiry date. Notify PDL prior to destruction of batch documents.	X
Investigation of clinical complaints with respect to the following:
• Manufacturing	X	X
• Packaging	X	X
• Testing, documentation and results	X	X
• Effectiveness of Product		X
• Adverse effects		X
• Reply to complainant		X
Change Control:
Notification of all changes to product & process (e.g. changes in raw/packaging materials, manufacturing processes, test methods, etc.)	X	X
Update of relevant documents affected by changes	X	X
Audits:
Audit of CPL facilities	X	X

Approval Signatures

On behalf of Contract Pharmaceuticals Limited Niagara and PharmaDerm Laboratories Limited, we agree to the conditions and relative responsibilities as set out in the above document.

/s/ Colin McClintock                                                                           March 27, 2008
CONTRACT PHARMACEUTICALS LIMITED NIAGARA                        Date
Colin McClintock
Vice President, Quality

/s/ John Ross                                                                                March 27, 2008
CONTRACT PHARMACEUTICALS LIMITED NIAGARA                        Date
John Ross
General Manager, Niagara Operations

/s/ John Docherty                                                                                                March 20, 2008
PHARMADERM LABORATORIES LIMITED                                                                                      Date
John Docherty
President

___________________________________
PHARMADERM LABORATORIES LIMITED                                                                                      Date

Appendix I

PRODUCT LIST

PHARMADERM  LABORATORIES LIMITED

PRODUCT CODE                                                       PRODUCT NAME

TBD	Interferon Alpha 2-b Cream
TBD	Placebo for Interferon Alpha 2-b Cream

Appendix II

CONTACT LIST

CPL NIAGARA	PDL
Beverly Pauly Manager, Quality Assurance T] (716) 887-3727 F] (716) 887-7713 E] bpauly@cplltd.com	Praveen Kumar V.P. & Head of Product Development T] (306) 934 7471 ext 230 F] (306) 934 7453 E] pkumar@pharmadermlabs.com
Mike McCormick Associate Manager, Product Quality T] (716) 887-3727 F] (716) 887-7713 E] mmccormick@cplltd.com	Kim Gaspar Manager, Quality Assurance T] (306) 934 7471 ext 237 F] (306) 934 7453 E] kgaspar@pharmadermlabs.com
Cathy Howard Manager, Quality Technical Services T] (716) 887-3580 F] (716) 887-3441 E] choward@cplltd.com	Geriene LaBine Quality Control-in-charge & Group Leader, Analytical T] (306) 934 7471 ext 227 F] (306) 934 7453 E] glabine@pharmadermlabs.com
Stephen Panaro Senior Manager, Lab Operations T] (716) 887-7640 F] (716) 887-3441 E] spanaro@cplltd.com	Ravinderjit Batta Stability coordinator & Group Leader, Product Development T] (306) 934 7471 ext 239 F] (306) 934 7453 E] rbatta@pharmadermlabs.com
Kim Jordan Director, Customer Service, Purchasing & New Product Transfer T] (716) 887-7613 F] (716) 887-3733 E] kjordan@cplltd.com

Appendix III

Ingredient	Grade	Testing Requirements	Notes
***		COA review only (CPL)	Helix will provide API pre-approved
***	USP/NF	COA review & ID only (CPL) or full monograph as appropriate	New raw material
***	NF	COA review & ID only (CPL)	Existing material @ CPL
***	NF	COA review & ID only (CPL)	Existing material @ CPL
***	NF	COA review & ID only (CPL)	Existing material @ CPL
***	USP	COA review & ID only (CPL) or full monograph as appropriate	New raw material
***	USP	COA review & ID only (CPL)	Existing material @ CPL
***		COA review & ID only (CPL) or full monograph as appropriate	New raw material
***	USP	USP	CPL USP Water
***	NF	COA review & ID only (CPL) or full monograph as appropriate	New raw material
***	EP	COA review & ID only (CPL)	Existing material @ CPL
***	NF	COA review & ID only (CPL)	Existing material @ CPL
***	NF	COA review & ID only (CPL)	Existing material @ CPL
***		COA review & ID only (CPL) or full monograph as appropriate	New raw material
***	NF	COA review & ID only (CPL) or full monograph as appropriate	New raw material
***	USP	COA review & ID only (CPL)	Existing material @ CPL
***	USP	COA review & ID only (CPL) or full monograph as appropriate	New raw material
***	NF	COA review & ID only (CPL)	Existing material @ CPL
Test Parameter		Testing responsibility	Notes
***	n/a	Primary – Helix Secondary – CPL	Primary testing will be performed by

Helix. CPL may be asked to perform limited physical testing
***	n/a	Primary – Helix Secondary – CPL	Primary testing will be performed by Helix. CPL may be asked to perform limited physical testing.
***	n/a	To Be Determined
Component		Test Responsibility	Notes
***	n/a	CPL – COA & Spec
***	n/a	CPL – COA & Spec

Schedule C – Estimated Timelines

Activity (Task)	Start	Completion
Initial Kick-Off Team Meeting and Process Design Discussions	***	***
Tank Drawing and Specification	***	***
Tank Drawing Review, Comment and Revise	***	***
Tank Drawings Approved	***	***
Tank Fabrication Process	***	***
Tank Delivery To CPL	***	***
Uncrate and Install	***	***
IQOQPQ and DOE Placebo Batch	***	***
1st Placebo Manufacturing Batch and Analytical Testing	***	***
1st Placebo Packaging Operation and Analytical Testing	***	***
1st Active Manufacturing Batch and Analytical Testing	***	***
1st Active Packaging Operation and Analytical Testing	***	***
Stability Starts – Ends	***	***

The above is a partial list of activities (critical path) that illustrate a tentative timeline. There are additional pieces of equipment that would be required to support this timeline and activities.
The associated lead times of other equipment is assumed to be less than the main mix tank. A full timeline will be established as the project progresses.

This list of additional equipment includes but is not limited to:

-	Microfluidizer and associated installation and qualification tasks.
-	Filler change parts and drum emptying system and associated installation and qualification tasks up to and including packaging line trials.